EMPLOYMENT AGREEMENT

         This Agreement made as of this 1st day of November, 1996, by and between Scangraphics, Inc., a Corporation of the Commonwealth of Pennsylvania (the "Company"), and Laurence L. Osterwise (the "Employee").

WITNESSETH:


1. Employment. The Company hereby agrees to employ Employee and Employee hereby accepts employment by the Company for the period and the terms and conditions hereinafter set forth.

2. Capacity and Duties.


         a) Employee shall be employed by the Company in the capacity of Chief Operating Officer of Scangraphics, Inc. and President of Sedona GeoServices, Inc. (a Subsidiary) and Employee shall have such authority and shall perform such key executive duties and responsibilities as may from time-to-time reasonably be specified by the Chief Executive Officer of the Company with respect to the Company and its affiliates. It is the present expectation of the parties that Employee will be re-elected during the entire term of this Agreement to serve as Chief Operating Officer of Scangraphics, Inc. and President of Sedona GeoServices, Inc., and Employee agrees to serve in such capacities without any compensation in addition to that herein provided. Employee acknowledges that neither the Company nor its Board of Directors is legally obligated to elect or re-elect Employee as Chief Operating Officer of Scangraphics, Inc. and President of Sedona GeoServices, Inc.


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        b) During the term of this Agreement, Employee shall devote all of his time, in exercising his best efforts to the performance of his duties hereunder.

        c) Notwithstanding the foregoing, Employee shall be entitled to have investments in other enterprises provided, however, that he shall not have any investments or financial interest in any business enterprise which conducts business activities competitive with any business activities conducted by the Company now or at any time during the term of the Employee's employment hereunder (other than an investment of no more than 5% of any class of equity securities of a company the securities of which are traded on a national securities exchange). However, in the event the Company enters into a new field in which the Employee has previously invested, the Employee agrees to disclose his investment, if said investment exceeds 5% of equity of the company in which the Employee has invested. If the Employee is so requested by the Board of Directors of the Company, the Employee shall divest himself of the said investment within one year after said request.

3. Compensation. Employee's compensation shall be as reflected in Exhibit 1.

4. Expenses. Employee is authorized to incur reasonable expenses for promoting the business of the Company and in carrying out his duties hereunder, including without limitation, reasonable expenses for automobile, travel and similar items. The Company shall reimburse Employee for all such ordinary and necessary expenses upon the presentation by Employee from time-to-time of an itemized account of such expenditures. Employee shall present an itemized account of expenditures not less frequently than monthly.


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5. Term of Agreement; Separation.

         a) The term of this Employment Agreement, shall be Three (3) years and Two (2) months commencing on the date hereof, and thereafter shall automatically continue from year-to-year at an agreed upon salary (not less than $250,000) unless and until either party shall give notice to the other at least twelve
(12) months prior to the end of the original, or the then current renewal term.

         b) The Company may terminate this Employment Agreement for cause, defined as follows:

          1) Deliberate disclosure of Company secrets for consideration; or

          2) Conviction of Employee of a felony involving moral turpitude, or of any other law which may reasonably be deemed to cause a detrimental effect upon the Company as a result of mutual association. If the Company separates the Employee for cause, the Company will have no further liability or obligation except to pay the Employee earned and unpaid compensation.

         c) The Company may separate the Employee; a) without cause, or
b) should the Employee die or become disabled such that the Employee has been unable to perform any duties hereunder for ninety (90) days during any year of this Employment Agreement or for any period of sixty (60) consecutive days. In the event of such separation. the severance package described in Exhibit 1,
Section 5 applies.


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         d) In the event, at any time during the initial term of this Employment
Agreement, or any extension thereof, Employee shall be involuntarily removed as Chief Operating Officer of Scangraphics, Inc. and/or President of Sedona GeoServices, Inc., then Employee may terminate this Employment Agreement and receive severance in accordance with Exhibit 1, Section 5.

         e) In the event of change of control of the Company, Employee may elect to terminate his employment in which event he shall receive the severance package described in Exhibit 1, Section 5. For these purposes, change of control includes the following: Sale of a majority of the outstanding shares or assets of the Company, Change in composition of more than 50% of the Board of Directors as presently constituted, or should Andrew E. Trolio cease as Chairman of the Board and Chief Executive Officer (unless Employee becomes CEO).

6) Restrictions on Competition. Employee covenants and agrees that: (a) during the initial term and any renewal terms of his employment hereunder and, (b) if, but only if, this Employment Agreement is terminated by the Employee (as hereinafter defined) during the initial term, or any renewal term hereof, for a period on one (1) year after termination of his employment hereunder, he shall not, directly or indirectly, engage in any business activities within the limits of the Continental United States, the same as, or in competition with, business activities carried on by the Company during the period of the Employee's employment by the Company, or in the definitive planning stages at the time of termination of Employee's employment.

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        The term "engage in" shall include, without being limited to, activities as proprietor, partner, stockholder, principal, agent, employee or consultant. However, nothing contained in this Paragraph shall prevent Employee from having investments of the types permitted in Subparagraph 2(c) hereof.

         These restrictions shall not apply if separation is by the Company under Section 5c and 5d or if separation is by Employee under Section 5e of this Employment Agreement.

7. Trade Secrets. During the term of employment under this Employment Agreement, the Employee will have access to, and become familiar with, various trade secrets, consisting of formulas, patterns, devices, secret inventions, processes, compilation of information, records and specifications, which are owned by the Company and which are regularly used in the operation of the business of the Company.

        The Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by the Company.

All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and be returned to the Company by request of the Company, provided the same information is not available to the general public.



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8. Miscellaneous Provisions.


         a) Any notices pursuant to this Agreement shall be validly given or served if in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the following addresses:

                       If to Company:  SCAN-GRAPHICS, Inc.
                                       700 Abbott Drive
                                       Broomall, PA 19008
                                       Attn: President

                       If to Employee: Laurence L. Osterwise
                                       360 Spring Mill Road
                                       Villanova, PA 19085

or to such other addresses as either party may hereafter designate to the other in writing.

         b) Notices delivered personally shall be deemed communicated as of the actual receipt; notices mailed shall be deemed communicated as of five (5) days after mailing.

         c) If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

         d) The waiver by either party of a breach or violation of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach or violation thereof.

         e) This writing represents the entire Employment Agreement and understanding of the parties with respect to the subject matter hereof; it may not be altered or amended except by agreement in writing.


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         f) The Employment Agreement has been made in and its validity, performance and effect shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

         g) The headings of paragraphs in this Employment Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         h) This Employment Agreement supersedes any earlier Employment Agreement and as such is the only Employment Agreement in force.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Employment Agreement under seal on the day and year first above written.


                                                  SCAN-GRAPHICS, INC.

ATTEST: /s/ Victoria R. [CLIENT SUPPLY]           /s/ Andrew E. Trolio
        -------------------------------           ------------------------
        Secretary                                 Chief Executive Officer,
                                                  President and Chairman of
                                                  the Board


                                                  EMPLOYEE:

                                                  /s/ Laurence L. Osterwise
                                                  --------------------------
                                                  Laurence L. Osterwise


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Scangraphics. Inc.                                                     Exhibit 1

                           COMPENSATION AND BENEFITS

COMPENSATION PLAN FOR Laurence L. Osterwise

POSITION:      Chief Operating Officer of Scangraphics, Inc. and President of
               Sedona GeoServices, Inc. a Subsidiary of Scangraphics, Inc.

1) BASE SALARY: By RESOLUTION of the Board of Directors, dated on October 31 1996 your base rate of annual remuneration was established as follows:

     $180,000 through 12/31/97
     $225,000 through 12/31/98
     $250,000 through 12/31/99

2) INCENTIVE COMPENSATION: In addition to the Base Salary, as set forth above, an incentive bonus plan is provided in the event certain goals or levels of achievement are reached, as reflected herein:

          BONUS (Based on income of Scangraphics, Inc. from operations exclusive of income resulting from acquisitions and/or mergers)


          o Balance of 1996 - None

          o Year 1997 - 5% (5K/100K) of net to 100K or a sum of 100K, in the event the market price of the Company's common stock attains and maintains a minimum bid price of $8.00 per share for 22 consecutive trading days, whichever is greater, which bonus is payable 2/15/98.

          o Year 1998 and beyond - Lehman's Formula, i.e.

          5% 1st Mil 4% of 2nd Mil, 3% of 3rd Mil

          2% thereafter to Max. of $250,000, or a sum of 250K in the event the price of the Company's common stock attains and maintains a minimum bid price of $15.00 per share and $20.00 per share for 22 consecutive trading days, whichever is greater, in the years 1998 and 1999, respectively.

3) EQUITY - OPTIONS


          300,000 Options to Purchase Common Shares for a period of 5 years at an exercise price of $3.00 (based on the bid price on 10/26/96, the date of agreement to the basic terms of Employment), with vesting as follows:

          100,000 shares - 12/31/96
          100,000 shares - 12/31/97
          100,000 shares - 12/31/98

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4) LONG TERM INCENTIVE PLAN: The Employee and the Company agree to move forward with the basic understanding of the position, base salary and equity warrants as reflected in this Employment Agreement and in addition;

Under A Gentlemen's Agreement develop a Long Term Incentive Plan following introductions to the Company's business units and development of goals for the company. Goal for LTI plan to be:

          a) A cash incentive equal to annual bonus (i.e., $250,000/yr.) for meeting reasonable yet aggressive targets and

          b) A stock incentive equal to 2% of outstanding equity for exceeding "HOME RUN" targets.

5) SEPARATION: It is agreed that the inability of the Employee to perform in the areas listed below is reason for separation under Section 5c of the Employment Agreement.


               o Operations
               o Financial community
               o Attracting new corporate strategic partners
               o Controlling costs
               o Maximizing profits

In the event of separation, under Section 5c, 5d or 5e the Company will provide a separation package as follows:

          a) salary for one (1) year,

          b) benefits for 1 year or until employee obtains full-time employment with benefits,

          c) prorata bonus per Section 2 above,

          d) ability to exercise vested equity warrants for a period of one (1) year, and:

          e) any accrued Long Term Incentive under Section 4 above.

6) BENEFITS, As a "Full Time" Employee, Employee will be compensated bi-weekly, and the Employee will be included in the Company's general employee benefit programs.

Employee:                               For the Company:

/s/ Laurence L. Osterwise               /s/ Andrew E. Trolio
---------------------------             ----------------------
Laurence L. Osterwise                   Andrew E. Trolio
                                        President & Chief Executive Officer

Date:                                   Date: 10/7/96
      -------                                 -------

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